UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 29, 2012 (October 24, 2012)

DEVON ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-32318	73-1567067
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 WEST SHERIDAN AVENUE, OKLAHOMA CITY, OKLAHOMA		73102-5015
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (405) 235-3611

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 24, 2012, Devon Energy Corporation (the “Company”), entered into a new $3 billion revolving Credit Agreement (the “Credit Agreement”) among the Company, as U.S. Borrower, Devon NEC Corporation, a Nova Scotia unlimited company, and Devon Canada Corporation, a Nova Scotia unlimited company (collectively, the “Canadian Borrowers,” and, together with U.S. Borrower, the “Borrowers”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Canadian Swing Line Lender and U.S. Swing Line Lender. Up to $500 million of loans under the Credit Agreement may be denominated in Canadian Dollars. The Credit Agreement may be increased by an aggregate amount of $500 million in revolving commitments by adding to the Credit Agreement one or more additional Lenders or by allowing one or more Lenders to increase their respective commitments, in each case, under certain conditions. The Credit Agreement provides that its proceeds may be used for the Borrowers’ and their subsidiaries’ general corporate purposes.

Interest rates on borrowings under the Credit Agreement are determined based on a pricing grid as set forth in the Credit Agreement and are based upon the credit ratings of the Company. The Credit Agreement matures on October 24, 2017, which date may be extended for up to two additional one-year periods at the request of the Company (subject to the agreement of Lenders having commitments representing more than 50% of the aggregate commitments of all Lenders under the Credit Agreement). The Credit Agreement contains sub-limits of $300 million for the issuance of letters of credit in U.S. and Canadian Dollars and $50 million for swing line loans ($25 million of which may be denominated in Canadian Dollars). Devon Financing Company, L.L.C. guarantees the Company’s obligations under the Credit Agreement, and the Company guarantees the Canadian Borrowers’ obligations under the Credit Agreement.

The Credit Agreement contains customary representations and warranties and customary covenants of the Borrowers and certain restricted subsidiaries of the Borrowers, including, among others, limitations on the creation of liens, limitations on mergers and other fundamental changes and limitations on certain transactions with affiliates. The Company has agreed to maintain a ratio of consolidated funded indebtedness to consolidated total capitalization of no greater than 65%, measured at the end of each fiscal quarter of the Company. Upon the occurrence of certain events of default, the Borrowers’ obligations under the Credit Agreement may be accelerated. Such events of default include payment defaults, breach of covenant defaults and other customary defaults.

The above description of the material terms and conditions of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the execution and delivery of the Credit Agreement described in Item 1.01 above, the Company terminated its then-existing Credit Agreement (the “Prior Credit Agreement”), effective as of April 7, 2006, as amended, among the Company, as US Borrower, Devon NEC Corporation (f/k/a Northstar Energy Corporation) and Devon Canada Corporation, as Canadian Borrowers, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, and the lenders party thereto. The Company and its affiliates regularly engage certain of the lenders under the Prior Credit Agreement to provide other banking and financial services. All of these engagements are negotiated at arm’s length. The Company did not pay any prepayment penalties in connection with the termination of the Prior Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibits

10.1	Credit Agreement, dated October 24, 2012, among Devon Energy Corporation, as U.S. Borrower, Devon NEC Corporation and Devon Canada Corporation, as Canadian Borrowers, each lender from time to time party thereto, each L/C Issuer from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Canadian Swing Line Lender and U.S. Swing Line Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2012

Devon Energy Corporation

By:	/s/ Carla D. Brockman
Carla D. Brockman
Vice President Corporate Governance and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated October 24, 2012, among Devon Energy Corporation, as U.S. Borrower, Devon NEC Corporation and Devon Canada Corporation, as Canadian Borrowers, each lender from time to time party thereto, each L/C Issuer from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Canadian Swing Line Lender and U.S. Swing Line Lender.